Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN

OF MERGER AND REORGANIZATION

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Amendment”) is made and entered into as of March 22, 2007, by and among: DIVERSA CORPORATION, a Delaware corporation (“Parent”); CONCORD MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); CELUNOL CORP., a Delaware corporation (the “Company”); and WILLIAM LESE (the “Company Stockholders’ Representative”).

WHEREAS, Parent, Merger Sub, the Company and the Company Stockholders’ Representative entered into that certain Agreement and Plan of Merger and Reorganization dated as of February 12, 2007 (the “Merger Agreement”) (capitalized terms used but not defined herein shall have the meaning assigned to them in the Merger Agreement); and

WHEREAS, Parent, Merger Sub, the Company and the Company Stockholders’ Representative each desire to amend the Merger Agreement in accordance with Section 11.12 of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Amendment hereby agree as follows:

AMENDMENT

1. Amendment of the Merger Agreement.

1.1 The definition of the term “Specified Indebtedness” in Exhibit A to the Merger Agreement is hereby amended in its entirety to read as follows:

“Specified Indebtedness” shall mean, on a consolidated basis, the sum of (i) the aggregate principal amount of all indebtedness for borrowed money of the Company owed to Parent pursuant to the Promissory Note and owed pursuant to any Third Party Loans (as such term is defined in the Promissory Note), in each case only to the extent incurred on or before May 31, 2007, and (ii) that portion, if any, of the Company’s net working capital (calculated by subtracting the Company’s current liabilities (and in any event excluding (V) costs related to the transactions contemplated by this Agreement, including costs incurred under Section 5.12(b) (but, for all purposes, including any current liabilities accrued for bonuses as contemplated by item 3 of Part 2.11 of the Company Disclosure Schedule), (W) accrued dividends on Company Preferred Stock, (X) principal and interest owing under the Bridge Notes, (Y) the current portion of any indebtedness referred to in clause (i) above and (Z) any liability in the nature of deferred revenue) from its current assets (as determined in accordance with GAAP and consistent with the Company’s most recent regularly prepared balance sheet) based on a recently prepared balance sheet of the Company) as of the First Anticipated Closing Date or any Subsequent Anticipated Closing Date, as applicable, that is less than negative $1.5 million (with any such portion of the Company’s net working capital that is less than negative $1.5 million being considered a positive number for purposes of calculating “Specified Indebtedness”).

2. No Other Amendment. Except as amended by this Amendment, the Merger Agreement shall remain in full force and effect without any modification. By executing this Amendment below, Parent, Merger Sub, the Company and the Company Stockholders’ Representative each certify that this Amendment has been executed and delivered in compliance with the terms of Section 11.12 of the Merger Agreement. Upon any termination of the Merger Agreement pursuant to the terms of Section 9 thereof, this Amendment shall be cancelled and shall be of no further force or effect.

3. Governing Law. This Agreement shall be construed in accordance with and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

4. Effect of Amendment. In the event of a conflict between this Amendment and the Merger Agreement and the exhibits thereto, this Amendment shall govern.

5. Severability. If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall remain in full force and effect.

6. Counterparts. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

The parties hereto have caused this Amendment to be executed and delivered as of the date first set forth above.

DIVERSA CORPORATION,
a Delaware corporation

By:	/s/ Ed Shonsey
Name:	Ed Shonsey
Title:	Chief Executive Officer

CONCORD MERGER SUB, INC.,
a Delaware corporation

By:	/s/ Ed Shonsey
Name:	Ed Shonsey
Title:	Chief Executive Officer

CELUNOL CORP.,
a Delaware corporation

By:	/s/ Carlos Riva
Name:	Carlos Riva
Title:	Chief Executive Officer

COMPANY STOCKHOLDERS’ REPRESENTATIVE,

By:	/s/ William Lese
WILLIAM LESE